UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019 (February 27, 2019)

Univar Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37443	26-1251958
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (331) 777-6000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Univar Inc. (“Univar”) is filing an amendment to its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 1, 2019 (the “Original Form 8-K”), for the purpose of amending and restating Item 1.01 in its entirety to correct certain borrowing amounts and clarify certain interest rates therein. All other Items in the Original Form 8-K remain the same and no modification is being made to the Exhibits attached to the Original Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

Senior ABL Credit Facility

On February 28, 2019, Univar and certain of its U.S. and Canadian subsidiaries entered into an Amended and Restated ABL Credit Agreement pursuant to which Bank of America N.A. and the other lenders party thereto agreed to provide for a five year senior secured ABL credit facility in an aggregate amount of $1.2 billion U.S. dollars and $325 million Canadian dollars and a three year senior secured Canadian dollar ABL term loan facility in an aggregate principal amount of the Canadian dollar equivalent of $175 million (collectively, the “New Senior ABL Facility”). The New Senior ABL Facility amends and restates in full the ABL facility entered into by Univar on July 28, 2015. The maximum amount available to be borrowed under the New Senior ABL Facility will be determined by a borrowing base consisting of eligible inventory, eligible accounts receivable and cash of Univar and certain of its subsidiaries.

The New Senior ABL Facility is secured by (i) a first priority lien on the loan parties’ accounts receivable and inventory, and (ii) a second priority lien on substantially all other assets of these parties, in each case subject to various limitations and exceptions.

The interest rates applicable to the loans under the New Senior ABL Facility will be based on, at the borrower’s option, (i) with respect to initial term loan facility under the New Senior ABL Facility, a fluctuating rate of interest determined by reference to either a base rate plus an applicable margin ranging from 1.00% to 1.25% and a prime rate plus an applicable margin ranging from 2.00% to 2.25% and (ii) with respect to the U.S. and Canadian revolving loans under the New Senior ABL Facility, a fluctuating rate of interest determined by reference to a base rate plus an applicable margin ranging from 0.25% to 0.50% or a prime rate or Eurocurrency rate plus an applicable margin ranging from 1.25% to 1.50%. The applicable margin will be adjusted after the completion of each full fiscal quarter based upon the pricing grid in the New Senior ABL Facility. The New Senior ABL Facility contains a number of customary affirmative and negative covenants and events of default.

The foregoing summary of the New Senior ABL Facility does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Amended and Restated ABL Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Senior Term Loan Facility

On February 28, 2019, Univar and certain of its subsidiaries entered into the Fourth Amendment (the “Fourth Amendment”) to that certain credit agreement, dated July 1, 2015 (as amended prior to the Fourth Amendment, the “Credit Agreement” and as amended by the Fourth Amendment, the “Amended Credit Agreement”). Pursuant to the Fourth Amendment, Goldman Sachs Bank USA and the other lenders agreed to provide a new Term B-4 loan facility in an aggregate principal amount of $300 million and a new Euro Term B-2 loan facility in an aggregate principal amount of €425 million (collectively, the “Incremental Term Loans”). As of the date of the Fourth Amendment, $2,529,288,625.00 of Term B-3 loans remain outstanding under the Amended Credit Agreement (together with the Incremental Term Loans, the “Senior Term Facilities”).

The Senior Term Facilities are (i) secured by a first priority lien on substantially all assets of the loan parties (other than accounts receivable and inventory) and a second priority lien on accounts receivable and inventory of the loan parties and (ii) guaranteed on a senior secured basis, jointly and severally, by Univar and certain of its material wholly-owned U.S. subsidiaries.

The interest rates applicable to the loans under the Senior Term Facilities will be based on, at the borrower’s option, (i) in the case of dollar denominated Incremental Term Loans, a fluctuating rate of interest determined by reference to a base rate plus an applicable margin equal to 1.75% or a Eurocurrency rate plus an applicable margin equal to 2.75% (in each case with one 0.25% step down based on achievement of a specific leverage level) and (ii) in the case of Euro denominated Incremental Term Loans, a fluctuating rate of interest determined by reference to a EURIBO rate plus an applicable margin equal to 2.75%. The interest rate applicable to the Term B-3 loans remain unchanged. Other than as discussed above, the terms of the Amended Credit Agreement are principally unchanged from the provisions in the Credit Agreement.

The foregoing summary of the Senior Term Facilities does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Fourth Amendment and the Amended Credit Agreement, filed as Exhibit 10.2 hereto and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2019	UNIVAR INC.

	By:	/s/ Jeffrey W. Carr
Name: Jeffrey W. Carr
Title: Senior Vice President,
General Counsel and Secretary